Exhibit 99.1

Good Works II Acquisition Corp. Announces Upcoming Automatic Unit Separation

Houston, TX, August 19, 2021– Good Works II Acquisition Corp. (NASDAQ: GWIIU) (the “Company”) announced today that, on August 23, 2021, the Company’s units will no longer trade, and that the Company’s common stock and redeemable warrants, which together comprise the units will commence trading separately. The common stock and warrants will be listed on the Nasdaq Capital Market and trade with the ticker symbols “GWII” and “GWIIW”, respectively. This is a mandatory and automatic separation, and no action is required by the holders of units.

Each unit consists of one share of common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share. In the separation, unit owners will receive the number of shares of common stock underlying their units and the number of redeemable warrants underlying such units; however, no fractional warrants will be issued. Any holder of units whose ownership includes a fractional number of underlying warrants, will be issued a number of warrants that is rounded down to the nearest whole number. Accordingly, any owner of units that does not own a multiple of two units will lose one-half of a warrant upon separation.

Purchases of units that are made after market close on August 19, 2021, may not settle prior to the unit separation date and, accordingly, the number of warrants issued to such purchasers may not reflect the warrants underlying such recently purchased units.

About Good Works II Acquisition Corp.

Good Works II Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. The Company’s management team consists of Messrs. Fred Zeidman, Chairman, Douglas Wurth, Chief Executive Officer, and Cary Grossman, President. The Company may pursue a business combination opportunity in any business or industry it chooses.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Cary Grossman

713-204-3873

cgrossman@shorelinecapitaladvisors.com